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                                     Form of
                EATON VANCE MASSACHUSETTS MUNICIPAL INCOME TRUST
                                24 Federal Street
                           Boston, Massachusetts 02110

                                                                  March __, 1999

The Depository Trust Company
55 Water Street
49th Floor
New York, New York  10041

Attention:  General Counsel's Office

Dear Sirs:

         The purpose of this letter is to set out certain matters relating to the issuance by Eaton Vance Massachusetts Municipal Income Trust (the "Issuer") of ______ shares of its Auction Preferred Shares, Series A, without par value (the "APS").

         In accordance with the Auction Agent Agreement dated as of March ____, 1999 between the Issuer and Bankers Trust Company, Bankers Trust Company will act as auction agent, transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the APS (the "Auction Agent").

         Pursuant to an Underwriting Agreement dated March ____, 1999, by and among the Issuer, Eaton Vance Management and PaineWebber Incorporated, Prudential Securities Incorporated, Salomon Smith Barney Inc. and A.G. Edwards
& Sons, Inc. (the "Underwriters"), the Underwriters have agreed to purchase, at the purchase price per share set forth in Section 2 of the Underwriting Agreement, and the Issuer has agreed to issue, _____ shares of the APS. The APS have been registered under the Securities Act of 1933. The Issuer has prepared and filed with the Securities and Exchange Commission a Registration Statement on Form N-2 (Reg. Nos. 333-72029 and 811-09147) concerning the issuance of the APS which includes a prospectus for the APS (the "Prospectus") describing, among other things, the role of The Depository Trust Company ("DTC") as Securities Depository. Attached is a copy of the Prospectus. Capitalized terms not defined herein shall have the respective meanings set forth in the Prospectus.

         To induce DTC to accept the APS as eligible for deposit at DTC and to act in accordance with its rules with respect to the APS, the Issuer and the Auction Agent make the following representations to DTC:

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         1. As of the Date of the Original Issue, which is scheduled for March
_____, 1999, the Issuer will cause the Underwriters to deposit with DTC one certificate for the APS (the "APS Certificate"), registered in the name of DTC's nominee, Cede & Co., which represents the total number of APS to be issued, and the APS Certificate shall remain in DTC's custody except as provided below.

         2. The Issuer's Bylaws, as amended (the "Bylaws"), provide for the solicitation of consents from and voting by holders of the APS under certain circumstances. The Issuer shall establish a record date for such purposes and the Issuer shall give DTC notice of such record date not less than 15 calendar days in advance of such record date.

         3. In the event of a full or partial redemption of any outstanding APS, the Issuer shall give DTC notice of such event not less than 30 days, nor more than 45 days prior to the redemption date.

         4. In the event of a partial redemption of the APS, the Issuer or the Auction Agent shall send DTC a notice specifying the number of shares of APS to be redeemed and the date such notice is to be mailed to holders or published (the "Publication Date"). Such notice shall be sent to DTC by a secure means (e.g., legible facsimile transmission, registered or certified mail, overnight express delivery) in a timely manner designed to assure that such notice is in DTC's possession no later than the close of business on the business day before the Publication Date. (The Issuer or the Auction Agent sending such notice shall have a method to verify subsequently the use of such means and timeliness of the notice). In the event of a partial redemption, the Publication Date shall not be less than 30 days, nor more than 45 days prior to the redemption date.

         5. The Bylaws provide that the dividend rate for shares of the APS may vary from time to time based upon the results of the Auctions for the APS described in the Prospectus. The Auction Agent or the Issuer shall give DTC telephonic notice (a) of each such change in the dividend rate on each Auction Date after such new rate for the APS is determined and (b) on each dividend payment date for the APS, the date of the next scheduled dividend payment date for the APS. Such telephonic notice shall be directed to the Supervisor of the Dividend Announcement Section (Telephone No. (212) 709-1270) and shall be followed by prompt written confirmation, forwarded by hand delivery (with receipt), to:

                  Manager, Announcement, Dividend Department
                  The Depository Trust Company
                  7 Hanover Square, 22nd Floor
                  New York, New York  10004

         6. The Bylaws provide that, in the event of the occurrence of certain contingencies specified therein, the Issuer may adjust the number of days in Dividend Periods for the APS. If the Issuer determines to make such an adjustment for the APS, the Issuer shall give DTC notice of such change at least 10 calendar days prior to commencement of the Dividend Period


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preceding the first Dividend Period for which such change is to be effective.
Such notice shall be in writing and shall be forwarded by secure means to the address set forth in paragraph 5 hereof.

         7. As described in the Prospectus, each purchaser of the APS must have signed and delivered to the Auction Agent, a Master Purchaser's Letter which contains provisions restricting the transfer of the APS purchased. The Issuer and the Auction Agent acknowledge that for so long as Cede & Co. is the sole record owner of the APS, it shall be entitled to exercise all voting rights applicable to the APS and to receive the full amount of all dividends and liquidation and redemption proceeds payable with respect to the APS. The Issuer and the Auction Agent acknowledge that DTC shall treat any member of, or participant in, DTC (a "DTC Participant") having any shares of the APS credited to its DTC account as entitled to the full benefits of ownership of such shares of the APS even if the crediting of such shares of the APS to the DTC account of such DTC Participant results from any transfer or failure to transfer in violation of the provisions of the Master Purchaser's Letter. Without limiting the generality of the preceding sentence, the Issuer and the Auction Agent acknowledge that DTC shall treat any DTC Participant having any shares of the APS credited to its DTC account as entitled to receive dividends and liquidation and redemption proceeds and to exercise voting rights, if any, in respect to such shares of the APS. (The treatment by DTC of the effects of the crediting by it of shares of the APS to the accounts of DTC Participants described in the preceding two sentences shall not affect any rights the Issuer, participants in Auctions, or purchasers, sellers or holders of the APS may have against any DTC Participants.) DTC shall have no responsibility to ascertain that any transfer of shares of the APS is made in accordance with the provisions of the Master Purchaser's Letter.

         8. All notices and payments addressed or sent to DTC with respect to the APS shall contain the CUSIP number set forth in the APS Certificate or any new APS Certificate, as the case may be.

         9. Except as provided in paragraphs 5 and 6 hereof, notices to DTC shall be in writing and shall be forwarded by hand delivery (with receipt) to:

                  Manager, Reorganization Department
                  Reorganization Window
                  The Depository Trust Company
                  7 Hanover Square,  23rd Floor
                  New York, New York  10004

                  Notice to DTC by facsimile transmission
                  shall be sent to (212) 709-1093 or
                  (212) 709-1094 (confirmation number (212) 709-6884)

         10. Dividend payments for the APS shall be received by Cede & Co., as nominee of DTC, or its registered assigns in same-day funds ("Fed Funds") on each dividend payment date or additional dividend payment date. Dividend payments shall be made payable to the order of "Cede & Co." and shall be delivered to:


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                  Manager, Cash Receipts, Dividends
                  The Depository Trust Company
                  7 Hanover Square, 24th Floor
                  New York, New York   10004

or by such other means as shall be agreed upon by DTC and the Issuer.

         11. Redemption payments for the APS shall be made in same day funds by the Auction Agent in the manner set forth in the SDFS Paying Agent Operating Procedures (a copy of which previously has been furnished to the Auction Agent).

         12. DTC may direct the Auction Agent to use any other address or department of DTC as the address or department to which payments of dividends, liquidation or redemption proceeds or notices may be delivered. If requested, DTC will provide such instructions in writing.

         13. In the event of a redemption which effects a reduction in the number of shares of the APS outstanding, DTC shall direct the Auction Agent to issue and countersign a new APS Certificate representing the remaining outstanding shares of the APS, which shall be deposited promptly with DTC in exchange for the certificate previously representing the outstanding APS.

         14. In the event that the Issuer determines that the beneficial owners of the APS shall obtain certificates representing the ownership of shares of the APS, the Issuer or the Auction Agent shall notify DTC of the availability of such certificates, and shall issue, transfer and exchange certificates for the APS as required in appropriate amounts as indicated by DTC and others. Whenever DTC requests the Issuer or the Auction Agent to do so, the Issuer and the Auction Agent will cooperate with DTC in taking appropriate action, at the Issuer's option, (a) to select and arrange for another securities depository to maintain custody of the APS Certificate, (b) to make available certificates representing the APS to Holders, if applicable, or (c) to redeem the APS in accordance with the Bylaws.

         15. The Issuer hereby authorizes DTC to provide to the Auction Agent position listings of its DTC Participants with respect to the APS from time to time at the request of the Auction Agent, and also authorizes DTC, in the event of a partial redemption of the APS, to provide the Auction Agent, upon request, with the names of those DTC Participants whose shares of the APS are selected for redemption by DTC. The Issuer authorizes the Auction Agent to provide DTC with such signatures, exemplars of signatures and authorizations to act as may be deemed necessary by DTC to permit DTC to discharge its obligations to its DTC Participants and appropriate regulatory authorities.

         16. Nothing herein shall be deemed to require the Auction Agent to advance funds on behalf of the issuer.

         17. This letter may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.


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                                     NOTICE

         A copy of the Agreement and Declaration of Trust of the Issuer is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Issuer by an officer of the Issuer as such officer and not individually and the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers, or shareholders individually but are binding only upon the assets and property of the Issuer.

                                         Very truly yours,

                                         EATON VANCE MASSACHUSETTS
                                         MUNICIPAL INCOME TRUST, as Issuer

                                         By:____________________________________
                                                      Authorized Officer

                                         BANKERS TRUST COMPANY,
                                         as Auction Agent

                                         By:____________________________________
                                                      Authorized Officer

Received and accepted

THE DEPOSITORY TRUST COMPANY

By:_______________________________
         Authorized Officer

cc:      PaineWebber Incorporated
         Prudential Securities Incorporated
         Salomon Smith Barney Inc.
         A.G. Edwards & Sons, Inc.


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